Exhibit 99.1
News Corp To Acquire Houghton Mifflin Harcourt Books & Media Segment

Deal Will Significantly Expand HarperCollins Backlist, Adding 7000+ Titles, Including The Lord of the Rings trilogy, Curious George, The Polar Express, Animal Farm and The Little Prince

Will Grow HarperCollins’s Presence in the Children and Young Adult Genres, Audiobooks & Production

NEW YORK (March 29, 2021) – News Corp announced today that it has entered into an agreement to acquire the Books & Media segment of Houghton Mifflin Harcourt (HMH Books & Media). The business will be operated by HarperCollins Publishers, a News Corp subsidiary.

HMH Books & Media is home to one of the most extensive and successful backlists in the publishing industry, with a history of strong profitability. Backlists have proven to be a sustainable and growing source of revenues, high margins and cash flow for publishers, particularly evergreen properties with broad, enduring and global appeal. In calendar year 2020, over 60% of HMH Books & Media revenues were generated by its formidable backlist.

Among the most popular of the more than 7000 titles in the HMH Books & Media backlist are: The Lord of the Rings trilogy and other titles by J.R.R. Tolkien; 1984 and Animal Farm by George Orwell; and All the King’s Men by Robert Penn Warren, among many others. HarperCollins currently has rights to J.R.R. Tolkien’s works in the British Commonwealth.

HMH Books & Media also has a first-rate frontlist in the lifestyle and children's segments with recent best-sellers like Antoni in the Kitchen, Instant Pot Miracle, Wow in the World: The How and the Wow of the Human Body, Little Blue Truck's Valentine and the beloved Click series of middle grade graphic novels.

HMH Books & Media is being acquired by News Corp for $349 million in cash and the acquisition is subject to customary closing conditions, including regulatory approvals. In calendar year 2020, HMH Books & Media had strong growth with net sales of $191.7 million, and Adjusted EBITDA of $26.6 million1, based on public filings.

HarperCollins expects to realize immediate cost savings, accumulating to more than $20 million annually within two years, including manufacturing, distribution and other cost efficiencies. HarperCollins also anticipates revenue synergies by leveraging its global scale and further expanding licensing opportunities. The acquisition is expected to close in the fourth quarter of fiscal 2021.

1 Adjusted EBITDA for HMH Books & Media excludes depreciation and amortization expenses of $22.4 million from net income of $4.2 million. For additional information see Houghton Mifflin Harcourt’s public filings with the SEC.

HMH Books & Media has a thriving Productions business which repurposes its popular brands across media platforms. HMH Productions is involved in the animated series Carmen Sandiego on Netflix, which will also be a live-action feature film, and has other television projects currently in development.

The acquisition will include the business’s extensive children’s and young adult divisions, which publish such classics as: Curious George; Martha Speaks; Five Little Monkeys; The Polar Express; the Little Blue Truck series; Mike Mulligan and His Steam Shovel; The Little Prince; and Stellaluna. Works by young adult authors, including Lois Lowry, author of The Giver, are also a strong part of the HMH Books & Media catalogue.

“There is a resurgence in reading and listening to books, and we believe the brilliant HMH Books & Media backlist and first-rate frontlist have an enduring and increasing value. Timeless writing is a timely source of revenue and the potential to create highly profitable audio and video works flourishes with each passing digital day,” said Robert Thomson, Chief Executive of News Corp. “The HarperCollins collection will be bolstered for children and young adults, and authors around the world will have a larger platform for their creativity and ingenuity. It is crucial to expand in an era in which emerging monopolies threaten the creative marketplace, so we welcome J.R.R. Tolkien, Virginia Woolf, George Orwell and many, many other distinguished writers to HarperCollins.”

“Combining HMH Books & Media’s strong catalog with HarperCollins’s global platform will allow for increased investment in HMH Books & Media’s trade programs and we expect faster growth of the combined companies at a time of rapid growth in book consumption," said Brian Murray, President and CEO of HarperCollins Publishers. "Joining HMH Books & Media’s media productions team and the HarperCollins Children’s global catalog will open up new animation and gaming opportunities as we look to accelerate the expansion of our IP across multiple formats.”

HMH Books & Media has a flourishing audiobooks business, launched in 2019, which is expected to add value to HarperCollins’s own large and growing audiobook revenue stream.

Other titles and series in HMH Books & Media include The Best American Series, the Betty Crocker and Better Homes and Gardens cookbooks and the best-selling How to Cook Everything series and The Whole30 franchise.

HarperCollins Publishers is the second-largest consumer book publisher in the world. In the most recent quarter, ending December 31, 2020, HarperCollins had strong revenue growth across every category, with revenues increasing $102 million, or 23%, compared to the prior year. Digital sales increased 15% compared to the prior year, driven by growth in both e-book and downloadable audiobook sales. Segment EBITDA for the quarter increased $41 million, or 65%, compared to the prior year.

Headquartered in New York, HarperCollins has publishing operations in 17 countries. With two hundred years of history and more than 120 branded imprints around the world, HarperCollins publishes approximately 10,000 new books every year in 16 languages, and has a print and digital catalog of more than 200,000 titles. Writing across dozens of genres, HarperCollins authors include winners of the Nobel Prize, the Pulitzer Prize, the National Book Award, the Newbery and Caldecott Medals, and the Man Booker Prize. HarperCollins has been home to authors who include Mark Twain, the Brontë sisters, Thackeray, Dickens, John F. Kennedy, Martin Luther King Jr., Maurice Sendak, Shel Silverstein, and Margaret Wise Brown.

###

About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

About HarperCollins
HarperCollins Publishers is the second-largest consumer book publisher in the world, with operations in 17 countries. With 200 years of history and more than 120 branded imprints around the world, HarperCollins publishes approximately 10,000 new books every year in 16 languages and has a print and digital catalog of more than 200,000 titles. Writing across dozens of genres, HarperCollins authors include winners of the Nobel Prize, the Pulitzer Prize, the National Book Award, the Newbery and Caldecott Medals, and the Man Booker Prize. HarperCollins, headquartered in New York, is a subsidiary of News Corp and can be visited online at corporate.HarperCollins.com.

About Houghton Mifflin Harcourt
Houghton Mifflin Harcourt (NASDAQ: HMHC) is a learning technology company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students' potential and extend teachers' capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries, while its award-winning children's books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Contacts
News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

News Corp Corporate Communications
Jim Kennedy
212-416-4064
jkennedy@newscorp.com

Erin Crum
HarperCollins Corporate Communications
212-207-7223
Erin.Crum@harpercollins.com

Forward-Looking Statements
This release contains forward-looking statements based on current expectations or beliefs, as well as assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this release and include statements with respect to, among other things, the expected timing for the completion of, and the potential benefits from, the acquisition of HMH Books & Media. Readers are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Many factors, such as the risks and uncertainties related to the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the acquisition, as well as continued uncertainty caused by the coronavirus pandemic, could cause actual results to differ materially from those described in these forward-looking statements. The forward-looking statements in this release speak only as of this date and News Corp and HarperCollins undertake no obligation (and expressly disclaim any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

4